Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
CKE Restaurants, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-3 (No. 333-111284), on Form S-4 (No. 333-75880), and on Form S-8 (Nos. 333-126681, 333-104957, 333-83666, 333-76884, 333-41266, 333-83601, 333-12399, 002-86142-01, 033-31190-01, 033-53089-01, 033-56313, 033-55337, 333-144225, 333-157699 and 333-160599) of CKE Restaurants, Inc., of our reports dated March 24, 2010, with respect to the consolidated balance sheets of CKE Restaurants, Inc. and subsidiaries as of January 31, 2010 and 2009, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended January 31, 2010, and the effectiveness of internal control over financial reporting as of January 31, 2010, which reports appear in the January 31, 2010, annual report on Form 10-K of CKE Restaurants, Inc.

Our report on the consolidated financial statements refers to changes in the Company’s method of accounting for uncertainties in income taxes in fiscal 2008 and in its method of presenting earnings per share in fiscal 2010 due to the adoption of new accounting pronouncements.

/s/ KPMG LLP

Irvine, California
March 24, 2010